EXHIBIT 99.1

Apollo Gold Third Quarter 2009 Gold Production

Denver, Colorado – October 5, 2009 - Apollo Gold Corporation (“Apollo” or “we”) (TSX: APG) (NYSE Amex: AGT) is pleased to update the market on the third quarter 2009 gold production and progress at its Black Fox mine located near Timmins, Ontario.

We are pleased to report that during the three months of July through September 2009, the Black Fox mill processed approximately 161,000 tonnes of ore at an average grade of 4.1 grams of gold per tonne ore to produce an estimated 19,750 ounces of gold (recovery approximately 94%).  The average mill throughput rate was therefore approximately 1,750 tonnes per day.

Black Fox Mill	Jul-09	Aug-09	Sep-09	3rd Qtr
Tonnes Milled	49,400	54,800	56,800	161,000
Grade of Ore (grams/tonne)	3.8	4.2	4.2	4.1
Recovery	92.0%	95.0%	95.0%	94.0%
Gold Production - ounces	5,500	7,000	7,250	19,750

In addition to the gold production from the Black Fox mill, we had additional gold production from ore from the Black Fox mine that was milled at St  Andrew Goldfields’ (“SAS”) Holt mill facility, located approximately 30 miles east of the Black Fox mine.  As we previously announced on September 9, 2009, we have an agreement with SAS to toll mill approximately 100,000 tonnes of Apollo’s Black Fox mine ore at SAS’s Holt mill facility.  As at September 30, 2009, the Holt mill had processed approximately 62,000 tonnes of  Black Fox ore at an average grade of 1.9 grams of gold per tonne to produce an estimated 3,500 ounces of gold (recovery approximately 92%).   Therefore, total gold produced by Apollo in the third quarter 2009 was an estimated 23,250 ounces.

R. David Russell, President and CEO of Apollo, stated: “We got off to a slow start in the third quarter producing about 5,500 ounces of gold in July as a result of experiencing ore grade control problems.  During August, we saw an improvement in production, mainly due to the grade control programs we implemented during the month, and production rose to approximately 7,000 ounce of gold.  September saw continued improvement with our estimated production being 7,250 ounces of gold.  The third quarter was our first full quarter of production and we look forward to further improvements in the fourth quarter in ore control and throughput plus grades of ore.”

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Black Fox mine in Ontario, Canada. Apollo also owns the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico and operates the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, which was placed on care and maintenance on April 30, 2009.

Contact Information:
Apollo Gold Corporation

Investor Relations – Marlene Matsuoka

Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: ir@apollogold.com	Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS

This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “schedules,” “targets,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology.  All statements regarding estimated gold production, throughput rates, recovery rates and grades and tones milled are estimates that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from these forward-looking statements include: additional operational, geotechnical, processing problems at the Black Fox mine and mill, unexpected changes in business and economic conditions, political or economic instability, significant decreases in gold prices, difficulties or delays in permitting at Black Fox, changes in interest and currency rates, local and community impacts and issues, labor accidents, environmental risks and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The NYSE Amex exchange, The United States Securities and Exchange Commission and other regulatory authorities.  All forward-looking statements included in this press release are based on information available to Apollo on the date hereof.  Apollo assumes no obligation to update any forward-looking statements.